AMENDMENT TO THE CUSTODIAL AND AGENCY SERVICES AGREEMENT

This Amendment is made to the Custodial and Agency Services Agreement dated January 1, 2016 (the “Agreement”) between Citibank, N.A. (“Citibank”) and Strategy Shares (the “Client”, together with Citibank, the “Parties”). This amendment shall be effective as of the November 1, 2016.

In consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the Parties agree to the following:

WHEREAS, the Parties have executed the Agreement pursuant to which Citibank provides certain services to the Client;

WHEREAS, the Client wishes to amend Appendix A of the Agreement to reflect the addition of certain new funds.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the Amended Appendix A in the form attached hereto as Exhibit 1.

IN WITNESS WHEREOF, the Parties have caused this Amendment to the Agreement to be signed by their respective officers thereunto duly authorized, as of the date set forth above.

CITIBANK, N.A.                                      STRATEGY SHARES

By: /s/ Jay Martin                                     By: /s/ Jerry Szilagyi

Name: Jay Martin                                     Name: Jerry Szilagyi

Title: President                                         Title: President

Date: 11/1/2016                                         Date: 11/1/2016

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EXHIBIT 1

AMENDED APPENDIX A

1.	US Market Rotation Strategy ETF
2.	EcoLogical Strategy ETF
3.	Active Alts Contrarian ETF
4.	Bioshares Biothreat ETF

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